Exhibit 99.1

For Immediate Release

Hasbro Reports Second Quarter 2018 Financial Results

•         Second quarter 2018 revenues of $904.5 million;

•         U.S. and Canada segment revenues down 7%; International segment revenues down 11%; Entertainment and Licensing revenues up 26%;

•         Operating profit margin of 9.7%;

•         Reported net earnings of $60.3 million, or $0.48 per diluted share;

•         Strengthened brand portfolio with acquisition of POWER RANGERS;

•         Ended the quarter with $1.2 billion in cash and returned $152.8 million to shareholders; $78.7 million in dividends and $74.1 million in share repurchases.

Pawtucket, R.I., July 23, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2018. Net revenues for the second quarter 2018 decreased 7% to $904.5 million versus $972.5 million in 2017. The lower revenues reflect the liquidation of Toys“R”Us in the U.S. and many other global markets. In addition, revenues declined internationally, most notably in Europe, as a result of managing retail inventory amid a rapidly evolving retail landscape.

Net earnings for the second quarter 2018 were $60.3 million, or $0.48 per diluted share, compared to $67.7 million, or $0.53 per diluted share, for the second quarter of 2017.

“2018 is unfolding as expected as our teams manage the liquidation of Toys“R”Us in many markets and address the rapidly evolving European retail landscape,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “We are investing in our business - in innovation, entertainment and a modern global commercial organization, to drive profitable growth in 2019 and beyond. Consumer takeaway is up for our brands, and we further strengthened our brand portfolio through the acquisition of POWER RANGERS. We are focused on moving beyond the near-term disruption of losing a major customer, with a clear path forward including new retailer activations to meet the consumer demand made available by the Toys“R”Us departure.”

“Our global teams executed well despite the disruption in the market,” said Deborah Thomas, Hasbro’s chief financial officer.  “With $1.2 billion in cash, and a healthy balance sheet, our financial position is strong. Our diverse portfolio enabled us to partially offset the negative margin impact from lower revenues, but not entirely. We are working with our retailers to successfully execute their plans for Hasbro’s innovative portfolio this holiday season.”

Second Quarter 2018 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2018	Q2 2017	% Change	Q2 2018	Q2 2017	% Change
U.S. and Canada	$459.3	$494.4	-7%	$76.2	$81.6	-7%
International	$380.4	$426.6	-11%	$0.2	$16.9	-99%
Entertainment and Licensing	$64.7	$51.5	+26%	$18.6	$11.3	+64%

Second quarter 2018 U.S. and Canada segment net revenues decreased 7% to $459.3 million compared to $494.4 million in 2017. The segment reported an operating profit of $76.2 million, or 16.6% of net revenues, compared to an operating profit of $81.6 million, or 16.5% of net revenues, in 2017. The segment’s quarterly performance was negatively impacted by the loss of Toys“R”Us revenues and the near-term disruption of its stores’ liquidation in the marketplace. Favorable product mix helped offset the negative impact of lower revenues on operating profit margin.

Second quarter 2018 International segment net revenues were $380.4 million, down 11%, compared to $426.6 million in 2017. Revenues in the segment were negatively impacted by efforts to clear excess retail inventory in Europe, as well as the loss of Toys“R”Us revenues in many Europe and Asia Pacific markets. International segment revenues include a favorable $2.6 million impact of foreign exchange. On a regional basis, Europe net revenues decreased 16%, Latin America decreased 3% and Asia Pacific decreased 5%. Emerging markets net revenues decreased 9% in the quarter. The International segment reported an operating profit of $0.2 million compared to an operating profit of $16.9 million in 2017. The decline in operating profit reflects lower revenues combined with fixed cost deleveraging.

Entertainment and Licensing segment net revenues increased 26% to $64.7 million compared to $51.5 million in 2017. Operating profit increased 64% to $18.6 million, or 28.8% of net revenues, compared to $11.3 million, or 22.0% of net revenues, in 2017. The adoption of ASC 606 Revenue from Contracts with Customers favorably impacted the timing of revenue recognition in the quarter, in addition to the continued underlying success in our licensing and entertainment businesses.

Second Quarter 2018 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q2 2018	Q2 2017	% Change	Six Months 2018	Six Months 2017	% Change
Franchise Brands	$506.5	$552.4	-8%	$868.2	$1,001.6	-13%
Partner Brands	$208.0	$230.0	-10%	$408.6	$443.0	-8%
Hasbro Gaming*	$134.3	$133.9	--	$239.5	$269.6	-11%
Emerging Brands	$55.6	$56.2	-1%	$104.5	$108.0	-3%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $312.8 million for the second quarter 2018, up 14%, versus $273.3 million in the second quarter 2017.  This category was down 2% to $516.3 million for the six months 2018 versus $526.6 million for the six months 2017.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Second quarter 2018 revenues were negatively impacted by the liquidation of Toys“R”Us in the U.S. and many other global markets, including lower Toys“R”Us revenues and the near-term disruption of its stores’ liquidation in the marketplace, as well as managing retail inventory, primarily in Europe.

Second quarter 2018 Franchise Brand revenues decreased 8% to $506.5 million. Growth in MAGIC: THE GATHERING, MONOPOLY and BABY ALIVE were offset by declines in the other Franchise Brands in the quarter, including TRANSFORMERS which declined versus the movie launch in the second quarter 2017. Franchise Brand revenues grew in the Entertainment and Licensing segment and declined in the U.S. and Canada and International segments.

Partner Brand revenues declined 10% to $208.0 million. Revenue growth in BEYBLADE and MARVEL was more than offset by declines in other Partner Brands. Partner Brand revenues decreased in the U.S. and Canada and International segments.

Hasbro Gaming revenue increased slightly to $134.3 million. Revenue gains in DUNGEONS and DRAGONS, DUEL MASTER, JENGA and DON’T STEP IN IT were partially offset by declines in other properties. Hasbro Gaming revenues increased in the International segment and the Entertainment and Licensing segment; but declined in the U.S. and Canada segment. Hasbro’s total gaming category was up 14% to $312.8 million, including growth in MAGIC: THE GATHERING and MONOPOLY.

Emerging Brand revenue declined 1% to $55.6 million. The category benefited from several new initiatives, including LOST KITTIES and LOCK STARS. This was offset by declines in other Emerging Brands. Emerging Brands revenues grew in the International segment and declined in the U.S. and Canada segment and the Entertainment and Licensing segment.

Dividend and Share Repurchase

The Company paid $78.7 million in cash dividends to shareholders during the second quarter 2018. The next quarterly cash dividend payment of $0.63 per common share is scheduled for August 15, 2018 to shareholders of record at the close of business on August 1, 2018.

During the second quarter, Hasbro repurchased 820,343 shares of common stock at a total cost of $74.1 million and an average price of $90.33 per share. Through the first six months of 2018, the Company repurchased 1.2 million shares of common stock at a total cost of $112.9 million and an average price of $90.50. At quarter-end, $565.1 million remained available in the current share repurchase authorizations, including the additional $500 million authorized by the Board of Directors during the second quarter.

Conference Call Webcast

Hasbro will webcast its second quarter 2018 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 1 on the 2017 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2018 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, such as the economic downturns which impacted the United Kingdom and Brazil in 2017, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income, lower retailer inventories and lower spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties, such as motion pictures, for which the Company is developing and marketing products, and the ability to drive sales of products associated with such entertainment properties; (v) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (vi) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (viii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (ix) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xii) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada in the fourth quarter of 2017 and the beginning of liquidation of those businesses, as well as economic difficulty of Toys“R”Us in other markets, which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the potential application of tariffs to products the Company purchases from vendors in China, which would significantly increase the price of the Company’s products and harm sales; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xviii) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, such as what may occur as the U.S. Tax Cuts and Jobs Act is interpreted and applied, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted net earnings and Adjusted earnings per diluted share, excluding the impact of charges associated with the Toys“R”Us liquidation; severance costs and U.S. tax reform in the first quarter of 2018, as well as Adjusted operating profit absent the impact of the charges associated with the Toys“R”Us liquidation and severance costs. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit absent the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018 provides investors with an understanding of the underlying performance of the Company’s business absent these unusual events.  Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	July 1, 2018	July 2, 2017
ASSETS
Cash and Cash Equivalents	$1,159,072	$1,433,500
Accounts Receivable, Net	739,268	846,547
Inventories	610,248	557,507
Other Current Assets	319,045	257,251
Total Current Assets	2,827,633	3,094,805
Property, Plant and Equipment, Net	265,904	268,973
Other Assets	2,020,319	1,548,965
Total Assets	$5,113,856	$4,912,743

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$20,121	$186,863
Current Portion of Long-term Debt	-	349,916
Payables and Accrued Liabilities	1,032,323	935,468
Total Current Liabilities	1,052,444	1,472,247
Long-term Debt	1,694,350	1,199,114
Other Liabilities	600,312	408,888
Total Liabilities	3,347,106	3,080,249
Total Shareholders' Equity	1,766,750	1,832,494
Total Liabilities and Shareholders' Equity	$5,113,856	$4,912,743

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Six Months Ended

	July 1, 2018	% Net Revenues	July 2, 2017	% Net Revenues	July 1, 2018	% Net Revenues	July 2, 2017	% Net Revenues
Net Revenues	$904,458	100.0%	$972,506	100.0%	$1,620,799	100.0%	$1,822,169	100.0%
Costs and Expenses:
Cost of Sales	338,306	37.4%	368,233	37.9%	593,493	36.6%	674,315	37.0%
Royalties	66,045	7.3%	79,152	8.1%	135,697	8.4%	143,532	7.9%
Product Development	59,859	6.6%	62,793	6.5%	117,243	7.2%	125,379	6.9%
Advertising	87,601	9.7%	92,374	9.5%	155,617	9.6%	173,310	9.5%
Amortization of Intangibles	4,554	0.5%	7,881	0.8%	11,032	0.7%	15,762	0.9%
Program Production Cost Amortization	7,297	0.8%	5,188	0.5%	19,331	1.2%	10,758	0.6%
Selling, Distribution and Administration	253,208	28.0%	256,901	26.4%	581,217	35.9%	500,786	27.5%
Operating Profit	87,588	9.7%	99,984	10.3%	7,169	0.4%	178,327	9.8%
Interest Expense	22,803	2.5%	24,224	2.5%	45,612	2.8%	48,680	2.7%
Other Income, Net	(3,339)	-0.4%	(11,126)	-1.1%	(18,179)	-1.1%	(28,076)	-1.5%
Earnings (Loss) before Income Taxes	68,124	7.5%	86,886	8.9%	(20,264)	-1.3%	157,723	8.7%
Income Tax Expense	7,825	0.9%	19,163	2.0%	31,929	2.0%	21,401	1.2%
Net Earnings (Loss)	$60,299	6.7%	$67,723	7.0%	$(52,193)	-3.2%	$136,322	7.5%

Per Common Share
Net Earnings (Loss)
Basic	$0.48		$0.54		$(0.42)		$1.09
Diluted	$0.48		$0.53		$(0.42)		$1.07

Cash Dividends Declared	$0.63		$0.57		$1.26		$1.14

Weighted Average Number of Shares
Basic	125,711		125,263		125,392		125,221
Diluted	126,335		127,367		125,392		127,296

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Six Months Ended
	July 1, 2018	July 2, 2017
Cash Flows from Operating Activities:
Net (Loss) Earnings	$(52,193)	$136,322
Non-cash Adjustments	89,919	118,139
Changes in Operating Assets and Liabilities	203,075	111,645
Net Cash Provided by Operating Activities	240,801	366,106

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(71,755)	(66,321)
Investments and Acquisitions, Net of Cash Acquired	(155,451)	-
Other	3,384	(1,465)
Net Cash Utilized by Investing Activities	(223,822)	(67,786)

Cash Flows from Financing Activities:
Net (Repayments of) Proceeds from Short-term Borrowings	(133,582)	14,258
Purchases of Common Stock	(103,493)	(18,561)
Stock-based Compensation Transactions	20,108	9,902
Dividends Paid	(149,528)	(134,655)
Employee Taxes Paid for Shares Withheld	(54,730)	(31,400)
Net Cash Utilized by Financing Activities	(421,225)	(160,456)

Effect of Exchange Rate Changes on Cash	(17,916)	13,351

Cash and Cash Equivalents at Beginning of Year	1,581,234	1,282,285

Cash and Cash Equivalents at End of Period	$1,159,072	$1,433,500

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Six Months Ended
	July 1, 2018	July 2, 2017	% Change	July 1, 2018	July 2, 2017	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$459,332	$494,427	-7%	$823,629	$946,004	-13%
Operating Profit	76,231	81,557	-7%	52,848	146,311	-64%
Operating Margin	16.6%	16.5%		6.4%	15.5%

International Segment:
External Net Revenues	380,444	426,564	-11%	668,389	771,845	-13%
Operating Profit (Loss)	173	16,884	-99%	(55,915)	17,428	> -100%
Operating Margin	0.0%	4.0%		-8.4%	2.3%

Entertainment and Licensing Segment:
External Net Revenues	64,651	51,494	26%	128,672	104,223	23%
Operating Profit	18,627	11,324	64%	32,533	22,670	44%
Operating Margin	28.8%	22.0%		25.3%	21.8%

International Segment Net Revenues by Major Geographic Region
Europe	$199,575	$237,607	-16%	$355,137	$453,727	-22%
Latin America	96,401	99,869	-3%	162,362	164,625	-1%
Asia Pacific	84,468	89,088	-5%	150,890	153,493	-2%
Total	$380,444	$426,564		$668,389	$771,845

Net Revenues by Brand Portfolio (1)
Franchise Brands	$506,535	$552,435	-8%	$868,241	$1,001,594	-13%
Partner Brands	208,005	230,015	-10%	408,597	442,977	-8%
Hasbro Gaming	134,275	133,872	0%	239,502	269,639	-11%
Emerging Brands	55,643	56,184	-1%	104,459	107,959	-3%
Total Net Revenues	$904,458	$972,506		$1,620,799	$1,822,169

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and
MONOPOLY, totaled $312,773 and $516,315 for the three and six months ended July 1, 2018, respectively, up 14% and down 2%, respectively, from revenues of $273,261 and $526,550 for the three and six months ended July 2, 2017, respectively.

(1) For the quarter and six months ended July 2, 2017, revenues of $6,717 and $25,132, respectively, were reclassified from Emerging Brands to Franchise Brands to conform to the presentation for the quarter and six months ended July 1, 2018.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Net Earnings (Loss) and Earnings (Loss) per Share Excluding the Impact of Toys"R"Us, Severance
and Tax Reform
	Six Months Ended
		Diluted		Diluted
	July 1,	Per Share	July 2,	Per Share
(all adjustments reported after-tax)	2018	Amount (1)	2017	Amount
Net Earnings (Loss), as Reported	$(52,193)	$(0.42)	$136,322	$1.07
Incremental costs impact of Toys"R"Us (2)	61,372	0.49	-	-
Severance (3)	15,699	0.12	-	-
Impact of Tax Reform (4)	47,790	0.38	-	-
Net Earnings, as Adjusted	$72,668	$0.58	$136,322	$1.07
(1) Diluted Per Share Amount for the impact of Toys"R"Us, severance and Tax Reform and net earnings, as adjusted, for the six months ended July 1, 2018 are calculated using dilutive shares of 126,215.

(2) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding
Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(3) In the first quarter of 2018, the Company incurred severance charges, primarily outside the U.S., related to accelerating actions associated with a new go-to-market strategy designed to be more omni-channel and
e-commerce focused. These charges were included in Corporate and Eliminations.

(4) Represents the adjustment of certain provisional amounts recorded in the fourth quarter of 2017 based on additional guidance issued by the U.S. Treasury Department and the Internal Revenue Service in the
first quarter of 2018.

The impact of the above items on Operating Profit (Loss), and impacted segments, and Income Taxes for the six months ended July 1, 2018 is as follows:

				Excluding
		% Net	Impact of	Impact of	% Net
YTD June 2018	As Reported	Revenues	Above Items	Above Items	Revenues
Operating Profit (Loss)	$7,169	0.4%	$87,777	$94,946	5.9%
U.S. and Canada Segment	52,848	6.4%	52,277	105,125	12.8%
International Segment	(55,915)	-8.4%	11,151	(44,764)	-6.7%
Income tax expense (benefit)	31,929	2.0%	(37,084)	(5,155)	-0.3%

	Quarter Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
Reconciliation of EBITDA	2018	2017	2018	2017
Net Earnings (Loss)	$60,299	$67,723	$(52,193)	$136,322
Interest Expense	22,803	24,224	45,612	48,680
Income Taxes (including tax reform)	7,825	19,163	31,929	21,401
Depreciation	36,071	38,089	62,292	65,791
Amortization of Intangibles	4,554	7,881	11,032	15,762
EBITDA	$131,552	$157,080	$98,672	$287,956
Impact of Toys"R"Us and Severance	-	-	(87,777)	-
Adjusted EBITDA	$131,552	$157,080	$186,449	$287,956